Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK

OF NEONC TECHNOLGIES HOLDINGS, INC.

pursuant to section 151(g) of the

delaware General Corporation law

The undersigned, Amir Heshmatpour, the Chief Executive Officer of NeOnc Technologies Holdings, Inc. (the “Corporation”), a Delaware corporation, hereby does certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors on June 10, 2026, adopted the following resolution determining it desirable and in the best interests of the Corporation and its stockholders for the Corporation to create a series of Six Thousand (6,000) shares of preferred stock designated as “Series A Convertible Preferred Stock.” (each, a “Series A Share”, or collectively, the “Series A Shares”)

RESOLVED, that the Board of Directors designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designation, and unless otherwise defined herein, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “19.99% Ownership Limitation” shall have the meaning given to it in Section 6 hereto.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(e) “Certificate of Designation” means this Certificate Of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation.

(f) “Closing Sale Price” means, for any security on any Trading Day, (i) the official closing price for such security on the Principal Market, as reported by Bloomberg or, if not available, as reported by OTC Markets Group Inc. (or any successor), or (ii) if no such trade price is available for that Trading Day, the fair market value of such security as determined in good faith by the Board of Directors of the Corporation.

(g) “Common Stock” means (i) the Corporation’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h) “DGCL” means Delaware General Corporation Law.

(i) “Extension” means an election by the Corporation, delivered no later than five days prior to a Redemption Date, to extend the Redemption Date by an additional one (1) month provided however that no more than two (2) Extensions may be effected further to this COD and in no event shall the Redemption Date be a date in excess of six (6) months from the Initial Issuance Date.

(j) “Floor Price” means 20% of the Minimum Price (as such term is defined by the rules and regulations of the Nasdaq Stock Market LLC, Rule 5635(d)(1)(A) (or such lower amount as permitted, from time to time, by the Principal Market, subject to downward adjustments for share splits, share dividends, share combinations, recapitalizations or other similar events (for the avoidance of doubt, share splits, share dividends, share combinations, recapitalizations or other similar events shall not cause an adjustment to increase the floor price).

(k) “Holder” or “Holders” means a holder of Series A.

(l) “Initial Issuance Date” means the date the first share of Series A is issued to any Holder hereof.

(m) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(o) “Principal Market” means the primary market on which the Common Stock is then listed or quoted for trading, including, without limitation, The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(p) “Redemption Date” shall be that date which is four (4) months from the Initial Issuance Date provided however that the Redemption Date may be extended for up to two (2) additional one (1) month periods if an Extension is elected by the Corporation.

(q) “SEC” means the Securities and Exchange Commission or the successor thereto.

(r) “Securities Purchase Agreement” means that certain Securities Purchase Agreement by and among the Corporation and the holders of Series A, effective as of the Initial Issuance Date, as may be amended from time in accordance with the terms thereof.

(s) “Shareholder Approval” means such approval as is required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the issuance of all of the shares of Common Stock issuable or potentially issuable in the future upon conversion of the Series A.

(t) “Stated Value” shall mean $1,000 per share of Series A, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series A (including any adjustment for an Extension or the Triggering Event).

(u) “Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability Corporation.

(v) “Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded.

(w) “Transaction Documents” means the Securities Purchase Agreement and this Certificate of Designation, and each of the other agreements and instruments entered into or delivered by the Corporation in connection with the transactions contemplated by the Securities Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

(x) “Transfer Agent” means VStock Transfer, LLC.

(y) “Triggering Event Date” means that day immediately following the date upon which the Triggering Event occurs as further set forth in Section 6 hereto.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” (the “Series A”). The authorized number of Series A shares shall be Six Thousand (6,000) shares. Each share of Series A shall have a par value of $0.0001 and Stated Value equal to $1,000, subject to adjustment as set forth herein.

3. Ranking. The Series A shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation and the rights of the Corporation’s existing and future creditors, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value for each share of Series A held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than sixty (60) days prior to the payment date stated therein, to each Holder.

4. Redemption.

(a) Optional Redemption. Subject to the terms of this Section 4, on or before the Redemption Date, the Corporation shall have the option to redeem for cash all of the then outstanding Series A Shares at a per share redemption price equal to the Stated Value (“Redemption Price”).

(b) Redemption Prohibited in Certain Circumstances. The Corporation may not pay the Redemption Price for any Series A Shares to be redeemed pursuant to a further to this Section 4 to the extent, and only to the extent, the Corporation does not have sufficient funds legally available to pay the same; and if the Corporation does not have sufficient funds legally available to pay the Redemption Price for all Series A Shares that are otherwise to be redeemed pursuant to such redemption, then (1) the Corporation may pay up to the maximum amount of such Redemption Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of Series A Shares of such Holder; (2) the Stated Value of the remaining Series A Shares shall be subject to increase further to Section 5; and (3) the remaining Series A Shares shall become convertible into shares of the Common Stock further to Section 6.

(c) Payment of the Redemption Price. Should the Corporation elect to redeem the Series A Shares, the Corporation will cause the Redemption Price for each Series A Share subject to redemption to be paid to the Holder thereof on or before the Redemption Date.

5. Adjustment to Stated Value. Should the Corporation elect to make an Extension of the Redemption Date, the Stated Value of each Series A Share then outstanding shall increase by $50.00 with respect to each such Extension. Should the Triggering Event occur, the Stated Value of each Series A Share then outstanding and not redeemed further to Section 4 shall increase by $166.67 as of the date of the Triggering Event. By way of example only, if two Extensions are elected and the Triggering Event then occurs, the Stated Value of any Series A Shares not so redeemed further to Section 4 shall be $1,266.67.

6. Conversion. Subject to Section 6(d), at any time during the period commencing on the Triggering Event Date, a Holder may, at such Holder’s option, by delivery of a Conversion Notice to the Corporation to convert all, or any number of Series A into shares of Common Stock at the Conversion Price in accordance with this Section 6; provided, however, that unless and until the Corporation obtains Stockholder Approval, the Holder shall not be entitled to convert any shares of Series A to the extent that, after giving effect to such conversion, the Holder (together with its affiliates and any other persons whose beneficial ownership would be aggregated for purposes of Nasdaq Listing Rule 5635(d)) or any similar rule of any other Principal Market on which the Common Stock is then listed or quoted for trading) would beneficially own in excess of 19.99% of the outstanding shares of Common Stock (the “19.99% Ownership Limitation”).

(a) Holder’s Conversion Right. Subject to the provisions of Section 6(d) and if Shareholder Approval is required by the rules and regulations of the Principal Trading Market, following receipt of such Shareholder Approval, at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series A held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 6(c) at the Conversion Rate. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in its sole discretion, round such fraction of a share of Common Stock up to the nearest whole share or pay to the Holder a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such conversion shares upon conversion in a name other than that of the Holder of such shares of Series A and the Corporation shall not be required to issue or deliver such conversion shares to such transferee unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share of Series A pursuant to Section 6(a) shall be determined by dividing (x) the Conversion Amount of such share of Series A by (y) the Conversion Price (the “Conversion Rate”);

(i) “Conversion Amount” means, with respect to each share of Series A, as of the applicable date of determination, the sum of the Stated Value at issue.

(ii) “Conversion Price” means, with respect to each share of Series A, as of any Conversion Date or other date of determination, 80% of the lowest closing price of the Common Stock as of the closing of the Principal Market for each of the five (5) Trading Days immediately prior to the subject Conversion Date or other date of determination, subject to adjustment as provided herein, but in no event shall the Conversion Price be less than $1.00, the Floor Price.

(c) Mechanics of Conversion. The conversion of each share of Series A shall be conducted in the following manner:

(i) (1) Optional Conversion. To convert a share of Series A into shares of Common Stock at any time and from time to time from and after the Triggering Event Date (a “Conversion Date”), a Holder shall deliver, via electronic mail or otherwise, for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series A subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 6(c)(iii), within three Trading Days following a conversion of any such Series A as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series A (the “Series A Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Series A in the case of its loss, theft or destruction as contemplated by Section 13). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, or regulation, including the rules of the Principal Market or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series A represented by the Series A Certificate(s) submitted for conversion pursuant to Section 6(c)(i) is greater than the number of Series A being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Series A Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series A Certificate (in accordance with Section 16(d)) representing the number of Series A not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, (X) the Corporation shall pay in cash, as partial liquidated damages and not as a penalty, to such Holder on each day after the Share Delivery Deadline and during such Conversion Failure an amount equal to 120% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) the closing price of the Common Stock on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Series A that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Corporation shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s exercise hereunder or pursuant to the Corporation’s obligation pursuant to clause (II) below and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so is entitled to receive from the Corporation, then, in addition to all other remedies available to such Holder, the Corporation shall, within two)Trading Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock to which such Holder is entitled multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

(iii) Registration; Book-Entry. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series A and the Stated Value of the Series A (the “Registered Series A”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series A shall treat each Person whose name is recorded in the Register as the owner of a share of Series A for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series A may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series A by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series A in the same aggregate Stated Value as the Stated Value of the surrendered Series A to the designated assignee or transferee pursuant to Section 17, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Series A shares within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section, following conversion of any Series A in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series A Certificate to the Corporation unless (A) the full or remaining number of Series A shares represented by the applicable Series A Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 6(c)(iii)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A upon physical surrender of the applicable Series A Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series A Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series A to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A, the number of Series A represented by such certificate may be less than the number of Series A stated on the face thereof. Each Series A Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF

(iv) Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series A submitted for conversion, the Corporation shall convert from each Holder electing to have Series A converted on such date a pro rata amount of such Holder’s Series A submitted for conversion on such date based on the number of Series A submitted for conversion on such date by such Holder relative to the aggregate number of Series A submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series A, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(d) Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series A held by a Holder, and such Holder shall not have the right to convert any of the Series A held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series A with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series A beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any Convertible Securities and Options) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6(d). For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series A without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). Notwithstanding the preceding, the Holder may rely on the Transfer Agent’s records if the Reported Outstanding Share Number is different than what the Corporation reports. If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5(d), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series A, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series A results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series A pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 6(d) shall be of no further force or effect if the Holder participates in a subsequent transaction with the Corporation which results in the Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 6(d) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The limitations contained in this Section 6(d) shall apply to a successor holder of Series A.

(e) Shareholder Approval. A Holder shall not convert any Series A Shares into shares of Common Stock which would result in the Holder beneficially owning in excess of 19.99% of the issued and outstanding shares of Common Stock of the Corporation until the Corporation has obtained the Shareholder Approval to the issuance of the Conversion Amount due to the aggregate number of shares of Common Stock issued after giving effect to the issuance of the Conversion Amount issuable upon conversion of the Series A exceeding 19.99% of all shares of Common Stock issued and outstanding on the Initial Issuance Date, subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization after the Initial Issuance Date.

7. Triggering Event. It shall constitute a “Triggering Event” if the Corporation elects not to redeem all Series A Shares on or before the Redemption Date.

8. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A and (c) shall, so long as any Series A are outstanding, and upon the filing of an amendment to the Corporation’s Certificate of Incorporation to increase the number of shares of the Corporation’s Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Delaware, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A, two (2) times the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series A then outstanding (without regard to any limitations on conversion contained herein).

9. Authorized Shares. So long as any Series A remain outstanding, the Corporation shall at all times reserve not less than two (2) times the number of shares of Common Stock issuable upon full conversion of all outstanding Series A at the then-effective Floor Price (without regard to any limitations on conversions) (the “Required Reserve Amount”). The Required Reserve Amount (including each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Series A held by each Holder (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Series A, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. If the Required Reserve Amount is not met at such time, any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A shall be allocated to the remaining Holders of Series A, pro rata based on the number of the Series A then held by the Holders.

10. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per share of Series A equal to the Conversion Amount, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series A and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 8. All the preferential amounts to be paid to the Holders under this Section 8 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 8 applies.

11. Vote.

(a) To Change the Terms of or Issue Series A. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of a majority of the outstanding shares of Series A, voting together as a single class, the Corporation shall not, directly or indirectly amend or repeal any provision of, or add any provision to, its charter documents, including, without limitation, its Certificate of Incorporation or bylaws, this Certificate of Designation, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series A, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise.

(b) No Voting Rights. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Series A shall have no voting rights, except as required by applicable law or as expressly provided in the Certificate of Incorporation or this Series A COD. not be entitled to any voting rights, other than any vote required by law or the Certificate of Incorporation.

12. Transfer of Series A. A Holder may transfer some or all of its Series A without the consent of the Corporation subject to compliance with securities laws.

13. Reissuance of Preferred Certificates.

(a) Transfer. If any Series A are to be transferred, the applicable Holder shall surrender the applicable Series A Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series A Certificate (in accordance with Section 13(d)), registered as such Holder may request, representing the outstanding number of Series A being transferred by such Holder and, if less than the entire outstanding number of Series A is being transferred, a new Series A Certificate (in accordance with Section 13(d)) to such Holder representing the outstanding number of Series A not being transferred. Such Holder and any assignee, by acceptance of the Series A Certificate, acknowledge and agree that, by reason of the provisions of Section 4(c)(i) following conversion of any of the Series A, the outstanding number of Series A represented by the Series A may be less than the number of Series A stated on the face of the Series A Certificate.

(b) Lost, Stolen or Mutilated Series A Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series A Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form without the requirement to post a bond or other security and, in the case of mutilation, upon surrender and cancellation of such Series A Certificate, the Corporation shall execute and deliver to such Holder a new Series A Certificate (in accordance with Section 17(d)) representing the applicable outstanding number of Series A.

(c) Series A Certificate Exchangeable for Different Denominations. Each Series A Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series A Certificate or Series A Certificate(s) (in accordance with Section 13(d)) representing in the aggregate the outstanding number of the Series A in the original Series A Certificate, and each such new certificate will represent such portion of such outstanding number of Series A from the original Series A Certificate as is designated by such Holder at the time of such surrender.

(d) Issuance of New Series A Certificate. Whenever the Corporation is required to issue a new Series A Certificate pursuant to the terms of this Certificate of Designation, such new Series A Certificate (i) shall represent, as indicated on the face of such Series A Certificate, the number of Series A remaining outstanding (or in the case of a new Series A Certificate being issued pursuant to Section 13(a) or Section 13(c), the number of Series A designated by such Holder which, when added to the number of Series A represented by the other new Series A Certificates issued in connection with such issuance, does not exceed the number of Series A remaining outstanding under the original Series A Certificate immediately prior to such issuance of new Series A Certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series A Certificate, which is the same as the issuance date of the original Series A Certificate.

(e) Book Entry. If the Corporation’s Transfer Agent issues the Series A in book entry format, all provisions of this Certificate of Designation as to delivery of Series A certificates shall be disregarded, and the Transfer Agent shall make entries in the stock transfer records in connection with conversions and transfers, as appropriate.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designation.

15. Attorneys’ Fees. If (i) any shares of Series A are placed in the hands of an attorney to enforce the provisions of this Certificate of Designation or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Certificate of Designation, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys’ fees and disbursements.

16. Construction; Headings. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designation are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designation. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designation instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designation.

17. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 17 shall permit any waiver of any provision of Section 14.

18. Dispute Resolution.

(a) In the case of a dispute relating to the Closing Sale Price, a Conversion Price or a fair market value or the arithmetic calculation of a Conversion Rate, (including a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Corporation, within two Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such Closing Sale Price, such Conversion Price or such fair market value, or the arithmetic calculation of such Conversion Rate, at any time after the second Trading Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(b) Such Holder and the Corporation shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 16(a) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (Eastern time) by the fifth Trading Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Corporation fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline), except that (A) if any Required Dispute Documentation is not reasonably available to the Holder and is in the sole possession of the Corporation, the Holder may request that the Corporation, and the Corporation shall, provided such Required Dispute Documentation to the chosen investment bank; and (B) such investment bank shall not be precluded from requesting any additional information or documentation from the Holder or from the Corporation which it deems reasonably necessary to resolve the dispute fairly and accurately. Unless otherwise agreed to in writing by both the Corporation and such Holder or otherwise requested by such investment bank, neither the Corporation nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(c) The Corporation and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Corporation and such Holder of such resolution no later than 10 Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Corporation, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

19. Notices. The Corporation shall provide each Holder of Series A with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. All notices shall be by email or recognized overnight delivery service, next Trading Day delivery using the addresses of the Corporation as provided to the Holders and the addresses of any Holder as provided by such Holder to the Corporation. The Corporation and the Holders may change their addresses by notice by the Corporation to all Holders or any Holder to the Corporation.

20. Governing Law; Exclusive Jurisdiction. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Except as otherwise required by this Certificate of Designation, the Corporation and Holders hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 21. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

21. Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

22. Amendment. This Certificate of Designation or any provision hereof (other than Section 6(d)) may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of 50.1% of the outstanding shares of Series A at the time of the waiver. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock of NeOnc Technologies Holdings, Inc. to be signed by its Chief Executive Officer on this 10th day of June 2026.

NEONC TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Amir Heshmatpour
Name:	Amir Heshmatpour
Title:	Chief Executive Officer

EXHIBIT I

NEONC TECHNOLGIES HOLDINGS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of NeOnc Technologies Holdings, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A”), of NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Series A to be converted

Aggregate Stated Value of such Series A to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series A are being converted to Holder, or for its benefit, as follows:

Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Check here if requesting delivery by Deposit/Withdrawal at Custodian

I-1

as follows:

DTC Participant:

Date: _______________,

Name of Registered Holder

By:
Name:
Title:

Tax ID:	_____________________

Facsimile:	___________________

E-mail Address:

I-2

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

NEONC TECHNOLGIES HOLDINGS, INC.

By:
Name:
Title:

II-1